EXHIBIT 99.1

Upexi’s Ad Tech Division,

Interactive Offers, Files New Patent

New single click-to-optin technology drives revenue across portfolio of brands.

Clearwater, FL / Oct 11, 2022 / Upexi Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a multi-faceted brand owner and innovator in aggregation, announced today that its SaaS Ad Tech Division, Interactive Offers, has filed a patent for its single click-to-optin technology that has fueled growth and partnerships with large publishers.

The competitive landscape and higher advertising costs have forced companies to lower budgets and/or try and find new opportunities. Interactive Offers’ unique technology adds value for companies by changing the way advertisers pay for leads. With this new single click-to-optin technology, advertisers will no longer be paying per click or per impression, but will be bidding on a verified lead that has opted in to receive promotions and emails for each advertiser(s).

Upexi CEO Allan Marshall stated, “The response from advertisers and publishers has been positive. This new technology solves a need for us and others. It has been a revenue driver for Interactive Offers and we’re now seeing it benefit our portfolio of consumer brands.”

Inflation has not only hit retail and grocery stores, but has severely impacted the digital marketing space. “Instagram’s CPM (cost per 1,000 impressions) has gone up by 39% in the last year, and Facebook’s CPM has gone up by $5 as well to reach $16 from $11 last year. Google has faced a less severe increase, but its CPM has become 12% more expensive as well…” Digital Information World

Interactive Offers has already partnered with Finimize, Benzinga, StreetAuthority, OilPrice.com, InvestingDaily, Maropost, and more who are benefiting from this technology.

The technology has also been deployed on Upexi’s in-house eCommerce brands and the Company looks to further expand its offerings to other online businesses. Conversion rates have increased steadily with the new technology.

About Upexi, Inc.

Upexi is a multi-faceted brand owner with established brands in the health, wellness, pet, beauty and other growing markets. We operate in emerging industries with high growth trends and look to drive organic growth of our current brands. We focus on direct to consumer and Amazon brands that are scalable and have anticipated, high industry growth trends. Our goal is to continue to accumulate consumer data and build out a significant customer database across all industries we sell into. The growth of our current database has been key to the year over year gains in sales and profits. To drive additional growth, we have and will continue to acquire profitable Amazon and eCommerce businesses that can scale quickly and reduce costs through corporate synergies. We utilize our in-house, SaaS programmatic ad technology to help achieve a lower cost per acquisition and accumulate consumer data for increased cross-selling between our growing portfolio of brands.

Company Contact

Andrew Nortstrud

Chief Financial Officer

andrew.norstrud@upexi.com

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto or Jack Perkins

Email: Upexi@KCSA.com

Phone: (212) 896-1254

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